June 2015
Free Writing Prospectus
Registration Statement No. 333-202524
Dated June 19, 2015
Filed Pursuant to Rule 433

Contingent Income Auto-Callable Securities due June 22, 2018

Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co.

Principal at Risk Securities

Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of the stated principal amount. Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment at an annual rate of at least 9.10% of the stated principal amount, with respect to each determination date on which the closing price of each underlying share is greater than or equal to 70% of its initial share price, which we refer to as its downside threshold level. Under the terms of the securities, if a contingent payment is not payable as of any payment date, it may become payable on a subsequent payment date, as described below. In addition, if the closing price of each underlying shares is greater than or equal to its initial share price on any of the first eleven determination dates, the securities will be automatically redeemed for an amount per security equal to the sum of the stated principal amount and the contingent quarterly payment with respect to the related determination date and any previously unpaid contingent quarterly payment(s) with respect to the prior determination date(s). If the securities have not been previously redeemed and the final share price of each underlying share is greater than or equal to its downside threshold level, the payment at maturity will be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date and any previously unpaid contingent quarterly payment(s) with respect to the prior determination date(s). However, if the securities have not been previously redeemed and the final share price of either underlying share is less than its downside threshold level, you will be exposed to the decline in the closing price of the worst performing underlying share, as compared to its initial share price, on a 1 to 1 basis and will receive (i) physical delivery of shares of the worst performing underlying share or (ii) at our option, the cash value of those shares as of the final determination date, as described in more detail below. The value of those shares will be significantly less than the stated principal amount of the securities and could be zero. As a result, investors must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. Accordingly, the securities do not guarantee any return of principal at maturity. Because all payments on the securities are based on the worst performing underlying share, a decrease beyond its downside threshold level of either underlying share may result in few or no contingent quarterly payments and a significant loss of your investment, even if the other underlying share has appreciated or has not decreased as much. The securities are intended for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risks of principal loss and receiving few or no contingent quarterly payments over the three-year term of the securities. Investors will not participate in any appreciation of either of the underlying shares. All payments on the securities are subject to the credit risk of HSBC.

SUMMARY TERMS
Issuer:		HSBC USA Inc. (“HSBC”)
Underlying shares:		The common stock of Apple Inc. and the common stock of JPMorgan Chase & Co. (each, an “underlying company”)
Aggregate principal amount:		$
Stated principal amount:		$10 per security
Issue price:		$10 per security
Pricing date*:		June 19, 2015
Original issue date*:		June 24, 2015 (3 business days after the pricing date)
Maturity date*:		June 22, 2018, subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement
Early redemption:

If, on any of the first eleven determination dates, the determination closing price of each underlying share is greater than or equal to its initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed if the determination closing price of either underlying share on a determination date is below its initial share price.

Early redemption payment:		The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date and any previously unpaid contingent quarterly payment(s) with respect to the prior determination date(s).
Determination closing price:		With respect to each underlying share, its closing price on any determination date other than the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Contingent quarterly payment:

•     If, on any determination date, the determination closing price or the final share price, as applicable, of each underlying share is greater than or equal to its downside threshold level, we will pay a contingent quarterly payment at an annual rate of at least 9.10% of the stated principal amount per security (corresponding to $0.2275 (or 2.275%) per quarter per security) on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

•      If, on any determination date, the determination closing price or the final share price, as applicable, of either underlying share is less than its downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

If a contingent quarterly payment is not paid on a contingent payment date because the determination closing price of either underlying share on the corresponding determination date is less than its downside threshold level, such contingent quarterly payment will be paid on a later contingent payment date if the determination closing price or the final share price, as applicable, of each underlying share is at or above its downside threshold level on the relevant determination date. For the avoidance of doubt, once a previously unpaid contingent quarterly payment has been paid on a later contingent payment date, it will not be paid again on any subsequent contingent payment date.

If the determination closing price or the final share price, as applicable, of either underlying share is less than its downside threshold level on each determination date, no contingent quarterly payment will be made during the term of the securities.

Determination dates*:		September 21, 2015, December 21, 2015, March 21, 2016, June 20, 2016, September 19, 2016, December 19, 2016, March 20, 2017, June 19, 2017, September 19, 2017, December 19, 2017, March 19, 2018 and June 19, 2018 (the final determination date), each subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Contingent payment dates:		With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Listing:		The securities will not be listed on any securities exchange.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest).”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$10.00	$0.20(1) $0.05(2)	$9.75
Total	$	$	$

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.25 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.20 for each security they sell. See “Supplemental plan of distribution (conflicts of interest).”

(2)	Of the $0.25 per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

The estimated initial value of the securities on the pricing date is expected to be between $9.40 and $9.75 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 10 of this document for additional information.

Investment in the securities involves certain risks. See “Risk Factors” beginning on page 10 of this free writing prospectus, page S-1 of the Stock-Linked Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this free writing prospectus or the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Contingent Income Auto-Callable Securities due June 22, 2018

Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co.

Principal at Risk Securities

Terms continued from previous page:

Payment at maturity:	• If the final share price of each underlying share is greater than or equal to its downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date and any previously unpaid contingent quarterly payment(s) with respect to the prior determination date(s).
	• If the final share price of either underlying share is less than its downside threshold level:	(i) the physical delivery amount in shares of the worst performing underlying share, or (ii) at our option, the cash value of those shares as of the final determination date. Under these circumstances, the value of those shares (or that cash) will be less than 70% of the stated principal amount of the securities and could be zero.
Physical delivery amount:	A number of shares of the worst performing underlying share calculated by the calculation agent by dividing the stated principal amount by the initial share price of the worst performing underlying share. The physical delivery amount is subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the final share price of the worst performing underlying share.
Downside threshold level:	With respect to each underlying share, 70% of its initial share price
Initial share price:	With respect to each underlying share, its closing price on the pricing date, as determined by the calculation agent
Final share price:	With respect to each underlying share, its closing price on the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Worst performing underlying share:	The underlying share with the larger percentage decrease from its initial share price its final share price.
Estimated initial value:	The estimated initial value of the securities will be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP / ISIN:	40434E887 / US40434E8874
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest).”

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related Stock-Linked Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Stock-Linked Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

June 2015	Page 2

Contingent Income Auto-Callable Securities due June 22, 2018

Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co.

Principal at Risk Securities

Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due June 22, 2018 Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co., which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment at an annual rate of at least 9.10% of the stated principal amount with respect to each quarterly determination date on which the determination closing price or the final share price, as applicable, of each underlying share is greater than or equal to its downside threshold level. The actual contingent quarterly payment will be determined on the pricing date. The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date (which is the third business day after the related determination date) or the maturity date, as applicable. If a contingent quarterly payment is not paid on a contingent payment date because the determination closing price of either underlying share on any determination date is less than its downside threshold level, such contingent quarterly payment will be paid on a later contingent payment date if the determination closing price or the final share price, as applicable, of each underlying share is at or above its downside threshold level on the relevant determination date. For the avoidance of doubt, once a previously unpaid contingent quarterly payment has been paid on a later contingent payment date, it will not be paid again on any subsequent contingent payment date. It is possible that the closing price of one or both underlying shares could remain below their respective downside threshold levels throughout the term of the securities so that you may receive no contingent quarterly payments.

If the determination closing price of each underlying share is greater than or equal to its initial share price on any of the first eleven determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date and any previously unpaid contingent quarterly payment(s) with respect to the prior determination date(s). If the securities have not previously been redeemed and the final share price of each underlying share is greater than or equal to its downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date and any previously unpaid contingent quarterly payment(s) with respect to the prior determination date(s). However, if the securities have not previously been redeemed and the final share price of either underlying share is less than its downside threshold level, investors will be exposed to the decline in the closing price of the worst performing underlying share, as compared to its initial share price, on a 1 to 1 basis and receive (i) the physical delivery amount in shares of the worst performing underlying share or (ii) at our option, the cash value of those shares as of the final determination date. The value of those shares (or that cash) will be less than 70% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. In addition, investors will not participate in any appreciation of either of the underlying shares.

June 2015	Page 3

Contingent Income Auto-Callable Securities due June 22, 2018

Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co.

Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment at an annual rate of at least 9.10% of the stated principal amount with respect to each determination date on which the determination closing price or the final share price, as applicable, of each underlying share is greater than or equal to its downside threshold level. The actual contingent quarterly payment will be determined on the pricing date. If a contingent quarterly payment is not paid on a contingent payment date because the determination closing price of either underlying share on any determination date is less than its downside threshold level, such contingent quarterly payment will be paid on a later contingent payment date if the determination closing price or the final share price, as applicable, of each underlying share is at or above its downside threshold level on the relevant determination date. For the avoidance of doubt, once a previously unpaid contingent quarterly payment has been paid on a later contingent payment date, it will not be paid again on any subsequent contingent payment date. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final share price of the worst performing underlying share, as follows:

Scenario 1

On any of the first eleven determination dates, the determination closing price of each underlying share is greater than or equal to its initial share price.

▪     The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment(s) with respect to the related determination date and with respect to any prior determination date(s) for which a contingent quarterly payment was not paid.

▪     Investors will not participate in any appreciation of the underlying shares from their respective initial share prices.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final share price of each underlying share is greater than or equal to its downside threshold level.

▪     The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment(s) with respect to the final determination date and with respect to any prior determination date(s) for which a contingent quarterly payment was not paid.

▪     Investors will not participate in any appreciation of the underlying shares from their respective initial share prices.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final share price of either underlying share is less than its downside threshold level.

▪     The payment due at maturity will be (i) the physical delivery amount in shares of the worst performing underlying share or (ii) at our option, the cash value of those shares as of the final determination date.

▪     Investors will lose a significant portion, and may lose all, of their principal in this scenario.

June 2015	Page 4

Contingent Income Auto-Callable Securities due June 22, 2018

Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co.

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price and (2) the final share price of each underlying share.

Diagram #1: First Eleven Determination Dates

* If a contingent quarterly payment is not paid on a contingent payment date because the determination closing price of either underlying share on any determination date is less than its downside threshold level, such contingent quarterly payment will be paid on a later contingent payment date if the determination closing price of each underlying share is at or above its downside threshold level on the relevant determination date. For the avoidance of doubt, once a previously unpaid contingent quarterly payment has been paid on a later contingent payment date, it will not be paid again on any subsequent contingent payment date.

June 2015	Page 5

Contingent Income Auto-Callable Securities due June 22, 2018

Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co.

Principal at Risk Securities

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an automatic early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on page 7.

June 2015	Page 6

Contingent Income Auto-Callable Securities due June 22, 2018

Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co.

Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:
Hypothetical Initial Share Price:	With respect to each underlying share, $100.00
Hypothetical Downside Threshold Level:	With respect to each underlying share, $70.00, which is 70% of its hypothetical initial share price
Hypothetical Contingent Quarterly Payment:	9.10% per annum (corresponding to $0.2275 (or 2.275%) per quarter per security)[1]
Stated Principal Amount:	$10.00 per security

1 The actual contingent quarterly payment will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day count basis. The hypothetical contingent quarterly payment of $0.2275 is used in these examples for ease of analysis.

In Examples 1 and 2, the closing prices of the underlying shares fluctuate over the term of the securities and the determination closing price of each underlying share is greater than or equal to its hypothetical initial share price of $100 on one of the first eleven determination dates. Because the determination closing price of each underlying share is greater than or equal to its initial share price on one of the first eleven determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the determination closing price of either underlying share on the first eleven determination dates is less than its initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1				Example 2
Determination Dates	Hypothetical Determination Closing Price of AAPL	Hypothetical Determination Closing Price of JPM	Contingent Quarterly Payment	Early Redemption Payment**	Hypothetical Determination Closing Price of AAPL	Hypothetical Determination Closing Price of JPM	Contingent Quarterly Payment	Early Redemption Payment**
#1	$100.00	$105.00	—**	$10.2275**	$90.00	$95.00	$0.2275	N/A
#2	N/A	N/A	N/A	N/A	$55.00	$80.00	N/A	N/A
#3	N/A	N/A	N/A	N/A	$50.00	$85.00	N/A	N/A
#4	N/A	N/A	N/A	N/A	$45.00	$90.00	N/A	N/A
#5	N/A	N/A	N/A	N/A	$80.00	$100.00	$0.91*	N/A
#6	N/A	N/A	N/A	N/A	$45.00	$105.00	N/A	N/A
#7	N/A	N/A	N/A	N/A	$55.00	$110.00	N/A	N/A
#8	N/A	N/A	N/A	N/A	$56.00	$115.00	N/A	N/A
#9	N/A	N/A	N/A	N/A	$54.00	$120.00	N/A	N/A
#10	N/A	N/A	N/A	N/A	$58.00	$130.00	N/A	N/A
#11	N/A	N/A	N/A	N/A	$140.00	$145.00	—**	$11.365**
Final Determination Date	N/A	N/A	N/A	N/A	N/A		N/A	N/A

* The Contingent Quarterly Payments include previously unpaid contingent quarterly payments, which were not payable for previous determination dates because the determination closing price of one or both of the underlying shares on each of those days was less than its respective downside threshold level, but became payable on a determination date when the determination closing price of each underlying share on that day is greater than or equal to its downside threshold level.

** The Early Redemption Payment includes the previously unpaid contingent quarterly payments, which were not payable for previous determination dates because the determination closing price of one or both of the underlying shares on each of those days was less than its respective downside threshold level, but became payable on a determination date when the determination closing price of each underlying share on that day is greater than or equal to its initial share price and the securities are redeemed as a result.

▪	In Example 1, the securities are automatically redeemed following the first determination date as the determination closing price of each underlying share on the first determination date is greater than or equal to its initial share price. You would receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.2275 = $10.2275

June 2015	Page 7

Contingent Income Auto-Callable Securities due June 22, 2018

Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co.

Principal at Risk Securities

In this example, the early redemption feature limits the term of your investment to approximately three months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will not receive any additional contingent quarterly payments.

▪	In Example 2, since the determination closing price of each underlying share on the first determination date is greater than its downside threshold level, you receive the contingent quarterly payment of $0.2275 with respect to such determination date. You would receive no contingent quarterly payment with respect to the second through the fourth determination dates, since the determination closing price of none of the underlying shares on each of these determination dates is less than its downside threshold level. However, you would receive the contingent quarterly payments of $0.91 (0.2275 x 4 = $0.91) on the fifth contingent payment date because the determination closing price of each underlying share on the fifth determination date is greater than or equal to its downside threshold level, and the unpaid contingent quarterly payments for previous determination dates also become payable.

You would receive no contingent quarterly payment with respect to the sixth through the tenth determination dates, since the determination closing price of one or both of the underlying shares on each of these determination dates is less than its downside threshold level.

The securities are automatically redeemed following the eleventh determination date, as the determination closing price of each underlying share on the eleventh determination date is greater than the initial share price. Following the eleventh determination date, you would receive an Early Redemption Payment of $11.365 ($10 + 0.2275 x 6 = $11.365), which includes the contingent quarterly payment with respect to the eleventh determination date, plus the unpaid contingent quarterly payments with respect to the sixth through the tenth determination date that become payable.

In this example, the early redemption feature limits the term of your investment to approximately 33 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will not receive any additional contingent quarterly payments. Further, although the worst performing underlying share has appreciated by 40% from its initial share price on the eleventh determination date, you only receive a total payment of $12.5025 per security and do not benefit from such appreciation.

	Example 3				Example 4
Determination Dates	Hypothetical Determination Closing Price of AAPL	Hypothetical Determination Closing Price of JPM	Contingent Quarterly Payment	Early Redemption Payment	Hypothetical Determination Closing Price of AAPL	Hypothetical Determination Closing Price of JPM	Contingent Quarterly Payment	Early Redemption Payment
#1	$39.00	$65.00	N/A	N/A	$39.00	$95.00	N/A	N/A
#2	$35.00	$60.00	N/A	N/A	$35.00	$80.00	N/A	N/A
#3	$32.00	$55.00	N/A	N/A	$32.00	$85.00	N/A	N/A
#4	$38.00	$50.00	N/A	N/A	$38.00	$90.00	N/A	N/A
#5	$39.00	$70.00	N/A	N/A	$39.00	$100.00	N/A	N/A
#6	$33.00	$85.00	N/A	N/A	$33.00	$105.00	N/A	N/A
#7	$37.00	$90.00	N/A	N/A	$37.00	$110.00	N/A	N/A
#8	$30.00	$100.00	N/A	N/A	$30.00	$115.00	N/A	N/A
#9	$36.00	$120.00	N/A	N/A	$36.00	$120.00	N/A	N/A
#10	$34.00	$140.00	N/A	N/A	$34.00	$130.00	N/A	N/A
#11	$38.00	$160.00	N/A	N/A	$38.00	$145.00	N/A	N/A
Final Determination Date	$30.00	$180.00	N/A	N/A	$90.00	$160.00	—*	N/A
Payment at Maturity	$3.00				$12.73

June 2015	Page 8

Contingent Income Auto-Callable Securities due June 22, 2018

Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co.

Principal at Risk Securities

* The final contingent payment, if payable, will include the unpaid contingent quarterly payments for previous determination dates and will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price of the worst performing underlying share.

▪	In Example 3, the closing price of at least one underlying share is below its downside threshold level on every determination date. As a result, you would not receive any contingent quarterly payments during the term of the securities and, at maturity, you would be fully exposed to the decline in the closing price of AAPL, which is the worst performing underlying share. As the final share price of the worst performing underlying share is less than its downside threshold level, you would receive the physical delivery amount of the worst performing underlying share or, at our option, the cash value of those shares, each as of the final determination date, calculated as follows:

In this example, the value of the shares you would receive at maturity is significantly less than the stated principal amount. In addition, you would not be entitled to receive any contingent quarterly payments during the term of the securities.

▪	In Example 4, the closing price of at least one underlying share is below its downside threshold level on each of the first through the eleventh determination date. As a result, the contingent quarterly payment is not payable for any of those determination dates. At maturity, although the final share price of one underlying share is less than its initial share price, because the final share price of each underlying share is still not less than its downside threshold level, you would receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date, together with the contingent quarterly payments with respect to the previous determination dates that become payable. Your payment at maturity is calculated as follows:

$10 + $0.2275 x 12 = $12.73

In this example, although the final share price of the worst performing underlying share represents a 10% decline from its initial share price, you would receive the stated principal amount per security plus the contingent quarterly payments for each of the quarterly periods during the term of the securities, equal to a total payment of $12.73 per security at maturity.

June 2015	Page 9

Contingent Income Auto-Callable Securities due June 22, 2018

Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co.

Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 in the accompanying prospectus supplement and on page S-1 of the Stock-Linked Underlying Supplement. Investing in the securities is not equivalent to investing directly in the underlying shares. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	You may lose your entire initial investment. The securities do not guarantee any return of principal. The securities differ from ordinary debt securities in that we will not necessarily pay the full principal amount of the securities at maturity. HSBC will only pay you the principal amount of your securities in cash at maturity if the securities have not been automatically redeemed prior to maturity and the final share price of each underlying share is greater than or equal to its downside threshold level. If the final share price of either underlying share is less than its downside threshold level, you will be exposed to the decline in the closing price of the worst performing underlying share, as compared to its initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of the worst performing underlying share equals to the physical delivery amount (or, at our option, the cash value of those shares as of the final determination date). If you receive the worst performing underlying shares at maturity, the value of those shares is expected to be significantly less than the stated principal amount of the securities and or may have no value at all.

▪	The contingent payments may be not payable at regular intervals or even not payable throughout the term of the securities. A contingent quarterly payment will be payable with respect to a quarterly period only if the determination closing price or the final share price of each underlying share is greater than or equal to its downside threshold level on the related determination date. Although the unpaid contingent quarterly payments, which are not payable for previous determination dates because the determination closing price of either underlying share on any of those days is less than its downside threshold level, will become payable on a subsequent determination date if the determination closing price of each underlying share on that day is greater than or equal to its downside threshold level, it is possible that the determination closing price or the final share price of either underlying share will be below its downside threshold level on each determination date over the term of the securities, and you will not receive any contingent quarterly payments.

▪	Your return on the securities is limited to the principal amount plus any contingent quarterly payments, regardless of any appreciation in the prices of the underlying shares. Unless the final share price of either underlying share is less than its downside threshold level, you will receive at maturity the stated principal amount plus the contingent quarterly payment with respect to the final determination date and any unpaid contingent quarterly payments with respect to previous determination dates, regardless of any appreciation in the prices of the underlying shares, which may be significant. The return on the securities will be limited to the contingent quarterly payments that become payable when the determination closing price or the final share price, as applicable, of each underlying share on a determination date is greater than or equal to its downside threshold level. It is possible that the closing price of each underlying share could be below its downside threshold level on all of the determination dates so that you will receive no contingent quarterly payments. Accordingly, the return on the securities may be significantly less than the return on a direct investment in one or both of the underlying shares during the term of the securities.

▪	The securities may be called prior to the maturity date. If the securities are called early, the holding period over which you will receive contingent quarterly payments could be as little as three months. If the securities are redeemed prior to the maturity date, you will receive no more contingent quarterly payments. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk following our exercise of the call provision.

June 2015	Page 10

Contingent Income Auto-Callable Securities due June 22, 2018

Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co.

Principal at Risk Securities

▪	You are exposed to the price risk of both underlying shares, with respect to both the contingent quarterly payments, if any, and the payment at maturity, if any. Your return on the securities is not linked to a basket consisting of both underlying shares. Rather, it will be contingent upon the independent performance of each underlying share. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is potentially mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying shares. Poor performance by either underlying share over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying share. To receive any contingent quarterly payments, both underlying shares must close at or above their respective downside threshold levels on the applicable determination date. In addition, if either underlying share has decreased to below its downside threshold level as of the final determination date, you will be fully exposed to the decrease in the worst performing underlying share on a 1 to 1 basis, even if the other underlying share has appreciated. Under this scenario, the value of any such payment is expected to be less than 70% of the stated principal amount and could be zero. Accordingly, your investment is subject to the price risk of both underlying shares.

▪	Because the securities are linked to the performance of the worst performing underlying share, you are exposed to greater risks of receiving no contingent quarterly payments and sustaining a significant loss on your investment than if the securities were linked to just one underlying share. The risk that you will not receive any contingent quarterly payments, or that you will suffer a significant loss on your investment, is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying share. With two underlying shares, it is more likely that one or both of the underlying shares will close below its downside threshold level on any determination date (including the final determination date), than if the securities were linked to only one underlying share. Therefore, it is more likely that you will not receive any contingent quarterly payments, or any previously unpaid contingent quarterly payments, and that you will suffer a significant loss on your investment. In addition, because each underlying share must close above its initial share price on a quarterly determination date in order for the securities to be called prior to maturity, the securities are less likely to be called than if the securities were linked to just one underlying share.

▪	The amounts payable on the securities are not linked to the prices of the underlying shares at any time other than on the determination dates, including the final determination date. The payments on the securities will be based on the closing prices of the underlying shares on each determination date, subject to postponement for non-trading days and certain market disruption events. Even if the market price of an underlying share appreciates prior to an applicable determination date but then drops on that day to a price that is below its downside threshold level, the contingent quarterly payment on the securities will not be payable for that determination date. Similarly, the payment at maturity will be less, and may be significantly less, than it would have been had the securities been linked to the prices of the underlying shares on a date prior to the final determination date. Although the actual prices of the underlying shares on the maturity date or at other times during the term of the securities may be higher than their prices on one or more determination dates, the payments on the securities will be based solely on the prices of the underlying shares on the determination dates.

▪	Single stock risk. The price of an underlying share can rise or fall sharply due to factors specific to that underlying share and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the trading price, volatility (frequency and magnitude of changes in value), and dividend yield of each underlying share, whether the determination closing price of either underlying share has been below its downside threshold level on any determination date, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares and which may affect the determination closing prices of the underlying shares, the occurrence of certain events affecting an underlying share that may or may not require an adjustment to its determination closing price or final share price, as applicable, and any actual or anticipated changes in our credit ratings or credit spreads. The price of each underlying share may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

June 2015	Page 11

Contingent Income Auto-Callable Securities due June 22, 2018

Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co.

Principal at Risk Securities

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

▪	As a holder of the securities, you will not have any ownership interest or rights in the underlying shares. As a holder of the securities, you will not have any ownership interest or rights in the underlying shares, such as voting rights, dividend payments or other distributions. In addition, the underlying companies will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the underlying shares and the securities.

▪	No affiliation with any underlying company. We are not affiliated with any underlying company. We have not made any independent investigation of the adequacy or completeness of the information about any underlying company contained in this free writing prospectus. You should make your own investigation into the underlying shares and the underlying companies. We are not responsible for any underlying company’s public disclosure of information, whether contained in SEC filings or otherwise.

▪	There is limited anti-dilution protection. For certain events affecting an underlying share, such as stock splits or extraordinary dividends, the calculation agent may make adjustments to the determination closing price or the final share price, as applicable, of an underlying share. However, the calculation agent is not required to make an adjustment for every corporate action that affects an underlying share. If an event occurs that does not require the calculation agent to make an adjustment, the return on the securities may be materially and adversely affected.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities will be calculated by us on the pricing date and will be less than the price to public. The estimated initial value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we

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Contingent Income Auto-Callable Securities due June 22, 2018

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Principal at Risk Securities

provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately seven months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the prices of the underlying shares and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

▪	Hedging and trading activity by our affiliates could adversely affect the value of the securities. One or more of our affiliates expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying shares), including trading in the underlying shares. Some of our affiliates may also trade the underlying shares and other financial instruments related to one or both underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price of an underlying share and, as a result, its downside threshold level, which is the price at or above which that underlying share must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the worst performing underlying share at maturity. Additionally, such hedging or trading activities during the term of the securities could adversely affect the price of an underlying share on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates will determine the initial share price, the downside threshold level and the final share price of each underlying share, whether the contingent quarterly payment will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred with respect to an underlying share, whether to make any adjustments to any determination closing price or the final share price of an underlying share, and the payment that you will receive upon an automatic early redemption or at maturity, if any. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may adversely affect the payout to you upon an automatic early redemption or at maturity.

▪	The securities are not insured by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amount due on the securities.

▪	In some circumstances, the payment you receive on the securities may be based on the shares of another company and not shares of the underlying companies. Following certain corporate events relating to an underlying company where that company is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the stock of a successor or any cash or any other assets distributed to holders in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities.

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Contingent Income Auto-Callable Securities due June 22, 2018

Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co.

Principal at Risk Securities

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes.

Please read the discussion under “Additional Information About the Securities – Additional Provisions – Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. Non-U.S. Holders should note that the entire amount of the contingent quarterly payments will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty), and we will not be required to pay any additional amounts with respect to amounts withheld. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any U.S. Treasury Department regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

June 2015	Page 14

Contingent Income Auto-Callable Securities due June 22, 2018

Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co.

Principal at Risk Securities

Information about the Underlying Shares

Apple Inc. Apple Inc., designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals and networking solutions. The company sells its products through its online stores, its retail stores, its direct sales force, third-party wholesalers and resellers. This underlying share is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Apple Inc. pursuant to the Exchange Act can be located by reference to the SEC CIK number 320193 through the SEC’s website at.www.sec.gov. In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Information as of market close on June 15, 2015:

Bloomberg Ticker Symbol:	AAPL	52 Week High (on 2/23/2015):	$133.00
Current Share Price:	$126.92	52 Week Low (on 6/24/2014):	$90.28
52 Weeks Ago:	$91.28

JPMorgan Chase & Co. JPMorgan Chase & Co. provides financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals. This underlying share is registered under the Exchange Act. Information provided to or filed with the SEC by JPMorgan Chase & Co. pursuant to the Exchange Act can be located by reference to the SEC CIK number 19617 through the SEC’s website at.www.sec.gov. In addition, information regarding JPMorgan Chase & Co. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Information as of market close on June 15, 2015:

Bloomberg Ticker Symbol:	JPM	52 Week High (on 6/11/2015):	$68.52
Current Share Price:	$67.99	52 Week Low (on 1/30/2015):	$54.38
52 Weeks Ago:	$57.04

This document relates only to the securities offered hereby and does not relate to the underlying shares or other securities of any underlying company. We have derived all disclosures contained in this document regarding the underlying companies from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any underlying company. Neither we nor the agent has made any independent investigation as to the accuracy or completeness of such publicly available documents or any other publicly available information regarding any underlying company. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading price of an underlying share (and therefore the price of that underlying share at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the relevant underlying company could affect the value received at maturity with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of any underlying share.

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Principal at Risk Securities

Historical Information

The tables below set forth the published high and low prices of the underlying shares for each quarter in the period from January 1, 2008 through June 15, 2015. The associated graphs show the closing prices of the underlying shares for each day in the same period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying shares should not be taken as an indication of their future performance, and no assurance can be given as to the price of any underlying share at any time, including on the determination dates.

Common Stock of Apple Inc. CUSIP: 037833100	High (Intraday)	Low (Intraday)	Period End (Closing)
2008
First Quarter	$28.60	$16.49	$20.50
Second Quarter	$27.46	$20.65	$23.92
Third Quarter	$25.84	$14.37	$16.24
Fourth Quarter	$16.63	$11.31	$12.19
2009
First Quarter	$15.70	$11.17	$15.02
Second Quarter	$20.91	$14.84	$20.35
Third Quarter	$26.98	$19.20	$26.48
Fourth Quarter	$30.56	$25.82	$30.12
2010
First Quarter	$33.93	$27.18	$33.56
Second Quarter	$39.86	$28.48	$35.93
Third Quarter	$42.10	$33.65	$40.54
Fourth Quarter	$46.66	$39.68	$46.08
2011
First Quarter	$52.13	$46.41	$49.78
Second Quarter	$50.71	$44.38	$47.95
Third Quarter	$60.41	$47.75	$54.45
Fourth Quarter	$60.96	$50.61	$57.86
2012
First Quarter	$88.77	$58.43	$85.64
Second Quarter	$92.00	$75.53	$83.43
Third Quarter	$100.72	$81.43	$95.32
Fourth Quarter	$96.68	$71.61	$76.15
2013
First Quarter	$79.29	$59.86	$63.23
Second Quarter	$66.53	$55.01	$56.58
Third Quarter	$73.39	$57.32	$68.11
Fourth Quarter	$82.16	$68.33	$80.16
2014
First Quarter	$80.02	$70.51	$76.68
Second Quarter	$95.05	$73.05	$92.93
Third Quarter	$103.74	$92.57	$100.75
Fourth Quarter	$119.75	$95.18	$110.38
2015
First Quarter	$133.60	$104.64	$124.43
Second Quarter (through June 15, 2015)	$134.54	$123.10	$126.92

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Principal at Risk Securities

Apple Inc. – Daily Closing Prices January 1, 2008 to June 15, 2015

*The red solid line indicates the hypothetical downside threshold level, assuming the closing price of this underlying share on June 15, 2015 was its initial share price.

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Principal at Risk Securities

Common Stock of JPMorgan Chase & Co. CUSIP: 46625H100	High (Intraday)	Low (Intraday)	Period End (Closing)
2008
First Quarter	$49.28	$36.02	$42.95
Second Quarter	$49.75	$33.96	$34.31
Third Quarter	$48.35	$29.25	$46.70
Fourth Quarter	$50.50	$19.69	$31.53
2009
First Quarter	$31.64	$14.96	$26.58
Second Quarter	$38.94	$25.32	$34.11
Third Quarter	$46.50	$31.59	$43.82
Fourth Quarter	$47.47	$40.06	$41.67
2010
First Quarter	$46.05	$37.03	$44.75
Second Quarter	$48.20	$36.51	$36.61
Third Quarter	$41.70	$35.16	$38.07
Fourth Quarter	$43.12	$36.54	$42.42
2011
First Quarter	$48.35	$42.65	$46.10
Second Quarter	$47.80	$39.25	$40.94
Third Quarter	$42.54	$28.53	$30.12
Fourth Quarter	$37.54	$27.85	$33.25
2012
First Quarter	$46.49	$34.01	$45.98
Second Quarter	$46.35	$30.83	$35.73
Third Quarter	$42.08	$33.10	$40.48
Fourth Quarter	$44.54	$38.83	$43.97
2013
First Quarter	$51.00	$44.20	$47.46
Second Quarter	$55.90	$46.06	$52.79
Third Quarter	$56.93	$50.06	$51.69
Fourth Quarter	$58.54	$50.25	$58.48
2014
First Quarter	$61.48	$54.20	$60.71
Second Quarter	$61.28	$52.97	$57.62
Third Quarter	$61.81	$54.96	$60.24
Fourth Quarter	$63.49	$54.26	$62.58
2015
First Quarter	$62.96	$54.28	$60.58
Second Quarter (through June 15, 2015)	$68.67	$59.65	$67.99
JPMorgan Chase & Co. – Daily Closing Prices January 1, 2008 to June 15, 2015

*The red solid line indicates the hypothetical downside threshold level, assuming the closing price of this underlying share on June 15, 2015 was its initial share price.

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Principal at Risk Securities

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40434E887
ISIN:	US40434E8874
Minimum ticketing size:	$1,000 / 100 securities
Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at maturity” in this free writing prospectus except that the accelerated contingent quarterly payment will be calculated on the basis of a 360-day year consisting of twelve 30-day months. In that case, the scheduled trading day preceding the date of acceleration will be used as the final determination date for purposes of determining the final share price of each underlying share. If a market disruption event exists with respect to an underlying share on that scheduled trading day, then the accelerated final determination date for the applicable underlying share will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final determination date). The accelerated maturity date will then be the third business day following the postponed accelerated final determination date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Events of Default” and “Securities—Events of Default; Defaults” in the prospectus.

Tax considerations:

Prospective investors should note that the discussion under the section called “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•     purchase the securities at their “issue price”; and

•     will hold the securities as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•     certain financial institutions;

•     insurance companies;

•     certain dealers and traders in securities, commodities or foreign currencies;

•     investors holding the securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•     U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•     partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•     regulated investment companies;

•     real estate investment trusts;

•     tax-exempt entities, including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively; or

•     persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. In addition, this summary does not address the U.S. federal income tax consequences of the ownership or disposition

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Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of JPMorgan Chase & Co.

Principal at Risk Securities

of the underlying shares should an investor receive the underlying shares at maturity. Investors should consult their tax advisers regarding the potential U.S. federal income tax consequences of the ownership and disposition of the underlying shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Department regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security could be treated as a single financial contract that provides for a contingent quarterly payment. Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. Subject to the limitations described herein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a single financial contract that provides for a contingent quarterly payment.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

We will not attempt to ascertain whether either underlying company would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If an underlying company were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the underlying companies, and consult your tax adviser regarding the possible consequences to you if an underlying company is or becomes a PFIC or a USRPHC.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•     an individual who is a citizen or resident of the United States, for U.S. federal income tax purposes;

•     a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•     an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Quarterly Payment. Any contingent quarterly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities. Upon a sale, exchange, early redemption or settlement of the securities for cash at maturity, a U.S. Holder should recognize capital

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Principal at Risk Securities

gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent quarterly payment, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange, early redemption or settlement, and should be short-term capital gain or loss otherwise. The deductibility of capital losses is subject to limitations. A U.S. Holder that, upon maturity of the securities, receives the underlying shares and cash in lieu of any fractional share should generally be treated as recognizing capital gain or loss equal to the difference between the amount of cash received in lieu of any fractional share and the pro rata portion of the U.S. Holder’s tax basis in the securities that is allocable to such fractional share, based on the amount of cash received and the fair market value of the underlying shares received, as of the final determination date of the securities. Although no assurances can be provided in this regard, the U.S. Holder may generally expect not to recognize any gain or loss with respect to any underlying shares received. The U.S. Holder should generally have a basis in the underlying shares equal to the U.S. Holder’s tax basis in the securities, other than any amount allocated to a fractional share. The holding period for such underlying shares should start on the day after receipt.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above. In particular, the IRS could seek to treat a security as a single debt instrument. Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, a U.S. Holder would generally be required to accrue interest income over the term of the securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the securities. In addition, any gain a U.S. Holder might recognize upon the sale, exchange, early redemption or settlement of the securities would be ordinary income and any loss recognized by a U.S. Holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss. Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in other tax consequences that are different from those described above. For example, the IRS could assert that any gain or loss that a U.S. Holder may recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities. On December 7, 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

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Principal at Risk Securities

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•     an individual who is classified as a nonresident alien;

•     a foreign corporation; or

•     a foreign trust or estate.

The term Non-U.S. Holder” does not include any of the following holders:

•     a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•     certain former citizens or residents of the United States; or

•     a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Because the U.S. federal income tax treatment (including the applicability of withholding) of contingent quarterly payments on the securities is uncertain, the entire amount of the contingent quarterly payments will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% (or a lower rate under an applicable treaty) U.S. withholding tax if paid to a Non-U.S. Holder. Under proposed Treasury regulations, payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instrument, may be treated as dividend equivalents. If enacted in their current form, the regulations will impose a withholding tax on payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents. However, the U.S. Treasury Department and IRS have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes in addition to the withholding tax described above without being required to pay any additional amounts with respect to amounts so withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

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Principal at Risk Securities

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners or otherwise establishes an exemption. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity or otherwise establishes an exemption.

These withholding and reporting requirements generally apply to payments made after June 30, 2014. Holders are urged to consult with their own tax advisers regarding the possible implications of this legislation on their investment in the securities.

Paying agent:	HSBC Bank USA, N.A.
Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.25 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.20 for each security they sell. Of the $0.25 per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-59 in the prospectus supplement.

Where you can find more information:

This free writing prospectus relates to an offering of securities linked to the underlying shares. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of the securities relates to the underlying shares, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying Stock-Linked Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

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